SALE AND PURCHASE AGREEMENT

BETWEEN

PRYME OIL AND GAS LLC

AS SELLER

AND

WILLOW CREEK ENTERPRISES INC.

AS PURCHASER

TABLE OF CONTENTS

Article I Assets
Section 1.01	Agreement to Sell and Purchase.
Section 1.02	Assets.
Section 1.03	Excluded Assets.
Article II Purchase Price
Section 2.01	Purchase Price.
Section 2.02	Effective Time.
Article III Title Matters
Section 3.01	Examination Period.
Section 3.02	Defensible Title and Permitted Encumbrances.
Section 3.03	Title Defect.
Section 3.04	Notice of Title Defects.
Section 3.05	Remedies for Title Defects Noticed to Seller under Section 3.04.
Section 3.06	Warranty of Title.
Section 3.07	No Preferential Rights.
Section 3.08	Consents to Assignment.
Section 3.09	Remedies for Title Benefits.
Article IV Environmental Matters
Section 4.01	Environmental Review.
Section 4.02	Environmental Definitions.
Article V Representations and Warranties of Seller
Section 5.01	Seller’s Existence.
Section 5.02	Legal Power.
Section 5.03	Execution.
Section 5.04	Brokers.
Section 5.05	Bankruptcy.
Section 5.06	Suits.
Section 5.07	Royalties.
Section 5.08	Taxes.

Section 5.09	Contracts.
Section 5.10	Liens and Liabilities Existing on or before Effective Date.
Section 5.11	No Conflict or Violation.
Section 5.12	Compliance With Laws.
Section 5.13	Environmental Matters..
Section 5.14	Commitments, Abandonments or Proposals.
Section 5.15	Well Status.
Section 5.16	State and Federal Leases..
Section 5.17	Taxes.
Section 5.18	Sales Agreements.
Section 5.19	Wells.
Section 5.20	Imbalances.
Section 5.21	Insurance.
Article VI Representations and Warranties of Purchaser
Section 6.01	PurchaserPurchaser’s Existence.
Section 6.02	Legal Power.
Section 6.03	Execution.
Section 6.04	Brokers.
Section 6.05	Bankruptcy.
Section 6.06	Suits.
Section 6.07	Qualifications.
Section 6.08	Investment.
Article VII Seller’s Conditions to Close
Section 7.01	Representations.
Section 7.02	Performance.
Section 7.03	Pending Matters.
Section 7.04	Purchase Price.
Section 7.05	Execution and Delivery of the Closing Documents.
Section 7.06	Consents and Preferential Rights to Purchase.

Article VIII Purchaser’s Conditions to Close
Section 8.01	Representations.
Section 8.02	Performance.
Section 8.03	Pending Matters.
Section 8.04	Execution and Delivery of the Closing Documents.
Section 8.05	Consents and Preferential Rights to Purchase.
Section 8.06	Unilateral Right of Purchaser to Terminate.
Article IX Tax Matters
Section 9.01	Transfer Taxes.
Section 9.02	Ad Valorem and Similar Taxes.
Article X The Closing
Section 10.01	Time and Place of the Closing.
Section 10.02	Actions of Seller at the Closing.
Section 10.03	Actions of Purchaser at the Closing.
Article XI Termination
Section 11.01	Right of Termination.
Section 11.02	Effect of Termination.
Section 11.03	Termination Damages.
Section 11.04	Attorneys’ Fees, Etc.
Article XII Post Closing Obligations
Section 12.01	Allocation of Expense and Revenues.
Section 12.02	Final Accounting Statement.
Section 12.03	Further Cooperation.
Article XIII Operation of the Assets
Section 13.01	Operations after Effective Time.
Section 13.02	Limitations on the Operational Obligations and Liabilities of Seller.
Section 13.03	Operation of the Assets After the Closing.
Section 13.04	Casualty Loss.

Article XIV Obligations and Indemnification
Section 14.01	Retained Obligations.
Section 14.02	Seller’s Indemnification – Third Party Non-Environmental Claims.
Section 14.03	Seller’s Indemnification – Third Party Environmental Claims
Section 14.04	Notices and Defense of Indemnified Matters.
Article XV Limitations on Representations and Warranties
Section 15.01	Disclaimers of Representations and Warranties.
Section 15.02	Independent Investigation.
Section 15.03	Survival.
Article XVI Dispute Resolution
Section 16.01	General.
Section 16.02	Senior Management.
Section 16.03	Dispute by Independent Expert.
Section 16.04	Limitation on Arbitration.
Article XVII Miscellaneous
Section 17.01	Names.
Section 17.02	Expenses.
Section 17.03	Entire Agreement.
Section 17.04	Waiver.
Section 17.05	Publicity.
Section 17.06	Construction.
Section 17.07	No Third Party Beneficiaries.
Section 17.08	Assignment.
Section 17.09	Governing Law.
Section 17.10	Notices.
Section 17.11	Severability.
Section 17.12	Time of the Essence.
Section 17.13	Counterpart Execution.

EXHIBITS AND SCHEDULES

Exhibit A – Subject Interests (Listing of Leases)
Exhibit B – Wells and Interests
Exhibit C – Assignment and Bill of Sale
Exhibit D – 2014 Budget for Installation of an Artificial Lift System on the Rosewood Plantation 21-H well

Schedules will be determined by Seller. There are likely to be many of the schedules referenced herein which will have no information and will be deleted from the Agreement. Alternatively they can be listed with the statement “none”.

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is made and entered into this 23rd day of May, 2014, by and between Pryme Oil and Gas LLC, a Texas corporation, (the “Seller”) and Willow Creek Enterprises Inc., a Delaware corporation (the “Purchaser”).  Purchaser and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Purchaser, and Purchaser is willing to purchase from Seller, the working interests and net revenue interests set forth in Exhibit B in the oil and gas leases set forth in Exhibit A and the working interest set forth in Exhibit B in the rights, personal property and fixtures associated with the oil and gas leases as set forth below in Article I all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Purchaser hereby agree as follows:

Article I

Assets

Section 1.01                            Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Purchaser.

Section 1.02                            Assets.  Subject to Section 1.03 and limitations set forth in Exhibits A and B described below, the term “Assets” shall mean the working interests and net revenue interests set forth in Exhibit B in the oil and gas leases set forth in Exhibit A and the working interest set forth in Exhibit B in the rights, personal property, appurtenances and fixtures associated with the oil and gas leases as set forth below:

(a)
the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”), assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”) with Seller warranting that Purchaser is receiving the working interests and net revenue interests set forth in Exhibit B;

(b)
all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons (as defined in Subsection (d) of this Section 1.02) production after the Effective Time (as defined in Section 2.03) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)
to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests which are set forth in Schedule 1.02(c) (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(d)
to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery which are set forth in Schedule 1.02(d) (collectively, “Personal Property”);

(e)
to the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, joint operating agreements, service agreements and similar arrangements which are set forth in Schedule 1.02(e) (collectively, the “Contracts”);

(f)
to the extent assignable or transferable, copies of all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”); and

(g)
All seismic data relating to the Leases (the Seismic Data), more specifically known as the Turner Bayou 3D dataset plus all 2D seismic lines (including all raw, processed and interpreted data and reports) and to the extent transferable, licenses to Seller’s complete data library pertaining to the Assets including but not limited to geologic, geophysical, geochemical, engineering, financial, prior drilling and production histories, legal and cultural information, reports, studies and data accumulated by Seller in the acquisition and development of the Assets.

(h)	All other assets used or useful in the forgoing and owned or utilized by the Seller.

Section 1.03                            Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (b) all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement; (c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (d) all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (e) all of Seller’s rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party; (f) all documents and instruments of Seller that may be protected by an attorney-client privilege; (g) data and other information that cannot be disclosed or assigned to Purchaser as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller; (h) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets; (i) all corporate, partnership, income tax records of Seller; (j) the original of all Records.

Article II

Purchase Price

Section 2.01                            Purchase Price.  The total consideration for the purchase, sale and conveyance by Seller of the Assets to Purchaser is as follows (the “Purchase Price”):

(a)
Purchaser obtaining a release of Seller from the Macquarie Bank debt obligation of Seller with terms and conditions acceptable to Purchaser. Seller shall be responsible for making the payments to Macquarie Bank as required under the debt until Closing.

(b)
Purchaser assuming the third party vendor debt owed by Seller and indemnifying Seller and Pryme Energy, LLC (Operator) against third party vendor debt currently itemized, declared and owed by Seller, as set forth in Exhibit D (“Vendor Debt”), excluding the disputed claims of Signa Engineering Corp.  Exhibit D shall be a close list and constitute the entire debt to be assumed by the Purchaser upon closing of this Agreement. Vendor Debt shall not include operating expenses incurred after November 1, 2013 and prior to closing under this Agreement which shall remain the responsibility of Seller. To that end, Seller accepts sole responsibility and liability involving claims by Signa Engineering Corp and/or its former employee, Mr. John W. Colbert “Signa Lawsuit”. Seller currently has negotiated a payment plan of US$135,000 per month (but in any event Sellers share of vendor debt shall not exceed the aggregate amount of US$1,400,000), for which Purchaser shall accept responsibility upon the closing of this Agreement.

Purchaser granting Seller an option to participate for a 5% of 100% working interest on any well to be drilled on the Leases, the costs and expenses for which shall be a 5% share of all actual, out-of-pocket costs and expenses attributable to each well to be undertaken by Buyer subsequent to the Closing Date, without any promoted share of costs or added burdens on production from the well in excess of the burdens on production existing as of the date hereof.    The option expires as to a well and all subsequent wells on the Leases if Seller fails to elect to participate in the drilling of any well on the Leases 15 days prior to the beginning of the actual drilling.  The proposal of each well that is the subject of the option provided for herein will be made in accordance with the applicable joint operating agreement among the owners of the lease(s) on which the proposed well will be located.

Section 2.02                            Effective Time.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Purchaser on the Closing Date, and effective as of 9:00 a.m. local time where the Assets are located on April 1, 2014 (the “Effective Time”).

Article III

Title Matters

Section 3.01                            Examination Period.  Following the execution date of this Agreement until 5:00 p.m., local time in Houston, Texas July 15, 2014 (the “Closing Examination Period”), Seller shall permit Purchaser and/or its representatives to examine, at all reasonable times, in the office of Seller in Houston, Texas, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. “Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays. The Closing Examination Period is solely for purposes of Closing and determining adjustments to the Purchase Price or exclusion of Assets from the Closing. Seller shall warrant title to the assets and such warranty shall survive Closing.

Section 3.02                            Defensible Title and Permitted Encumbrances.  For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such cumulative ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (d) of this Section 3.02):

(a)
entitles Seller to receive not less than the percentage set forth in Exhibit B as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each well or unit as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B;

(b)
obligates Seller to bear not greater than the percentage set forth in Exhibit B as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each well or unit as set forth in Exhibit B, all without increase throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B; and

(c)	is free and clear of all liens, encumbrances and defects in title.

(d)
The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets and are disclosed either in the general schedules or in Schedule 3.02(d):

(i)	the Leases, and Contracts;

(ii)
any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that any Seller has agreed to assume or pay pursuant to the terms hereof, or (2) for which any Seller is responsible for paying or releasing at the Closing;

(iii)
any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which any Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)
the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to any Seller its interest in the Assets, provided that such matters do not operate to reduce the cumulative Net Revenue Interests of Seller below those set forth on Exhibit B, or increase the cumulative Working Interests of Seller above those set forth on Exhibit B without a corresponding increase in the Net Revenue Interests;

(v)
any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(vi)
any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller own rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the Assets;

(vii)
all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the cumulative Net Revenue Interests of Seller below those set forth in Exhibit B or increase the cumulative Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)
preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)
required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(x)
all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(xi)
production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interest;

(xii)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xiii)
all defects and irregularities affecting the Assets which individually or in the aggregate (A) do not operate to (1) reduce the Net Revenue Interest of Seller as set forth in Exhibit B, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller as set forth in Exhibit B, or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interest.

Section 3.03                            Title Defect.  The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset; or (b) any default by Seller under a lease, farmout agreement or other contract or agreement that would (i) have a adverse affect on the operation, value or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in cancellation of Seller’s interest therein.

Section 3.04                            Notice of Title Defects.  If Purchaser discovers any Title Defect affecting any Asset, Purchaser shall notify Seller as promptly as possible of such alleged Title Defect.  To be effective for purposes of Closing, determination of the Purchase Price or exclusion from the Closing, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Closing Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Purchaser. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing during the Closing Examination Period, shall be covered by Seller’s warranty of title to Purchaser.

(a)	The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Purchaser in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)
If the Title Defect asserted is that the Net Revenue Interest attributable to any well or unit is less than that stated in Exhibit B or the Working Interest attributable to any well or unit is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value attributed to such Asset.

(iii)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(iv)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.

Section 3.05                            Remedies for Title Defects Noticed to Seller under Section 3.04.

(a)
Upon the receipt of such effective notice from Purchaser, Seller and Purchaser shall for a period of five (5) Business Days after the Title Defect Notice attempt to mutually agree on a resolution including, but if no such resolution is reached, Seller may, at their sole option (i) attempt to cure such Title Defect at any time prior to the Closing, or (ii) exclude the affected Asset from the sale and pay Purchaser the mutually agreed allocated value of such affected Asset.

(b)
With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Purchaser and Seller.

(c)	If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.08 shall apply.

(d)
If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03.

(e)
Notwithstanding anything to the contrary in this Agreement, if the value of the aggregate Title Defects (or aggregate Title Benefit as defined in Section 3.09(a)) does not exceed $25,000, then no adjustment to the Purchase Price shall be made for such Title Defects (or Title Benefits); however, if the value of a Title Defects (or Title Benefits) exceeds $25,000, then the total value of such Title Defects (or Title Benefits) may be asserted.

Section 3.06                            Warranty of Title.  Seller hereby agrees to warrant and defend its title to the Assets unto Purchaser and its assigns against every person whomsoever lawfully claiming or seeking to claim the same or any part thereof,  subject, however, to the Permitted Encumbrances and the other matters set forth herein.

Section 3.07                            No Preferential Rights.  Seller represents that there are no preferential rights to purchase affecting the Assets.

Section 3.08                            Consents to Assignment.   Seller shall make a good faith effort to obtain all necessary consents from third parties to assign the Assets prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Purchaser shall assist Seller with such efforts.  To the extent such consents are not obtained prior to Closing and would render the assignment of some or all of the Assets void or voidable or give rise to a claim for damages as a result of the failure to obtain such consent, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby.

Section 3.09                            Remedies for Title Benefits.

(a)
If either Party discovers any Title Benefit during the Closing Examination Period affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Closing Examination Period. Subject to Section 3.05, Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(i) with respect to all Title Benefits, in an amount mutually agreed upon by the Parties. For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s interest in any Subject Interest that is greater than or in addition to that set forth in Exhibit B (including, without limitation, a Net Revenue Interest that is greater than that set forth in Exhibit B) or Seller’s Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest). Any matters that may otherwise constitute Title Benefits, but of which Purchaser has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes. Purchaser has no affirmative duty to search for Seller Title Benefits.

(b)
If with respect to a Title Benefit the Parties are not deemed to have agreed on the amount of the upward Purchase Price adjustment or have not otherwise agreed on such amount prior to the Closing Date, Seller or Purchaser shall have the right to elect to have such Purchase Price adjustment determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Purchaser at the Closing and, subject to Section 3.05, upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Purchaser to Seller.

Article IV

Environmental Matters

Section 4.01                            Environmental Review.

(a)
Purchaser shall have the right to conduct or cause a consultant (“Purchaser’s Environmental Consultant”) to conduct an environmental review of the Assets prior to Closing (“Purchaser’s Environmental Review”). The cost and expense of Purchaser’s Environmental Review, if any, shall be borne solely by Purchaser.  Purchaser shall (and shall cause Purchaser’s Environmental Consultant to): (i) consult with Seller before conducting any work comprising Purchaser’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations. Purchaser shall be solely responsible for obtaining any Third Party consents that are required in order to perform any work comprising Purchaser’s Environmental Review, and Purchaser shall consult with Seller prior to requesting each such Third Party consent. Seller shall have the right to have a representative or representatives accompany Purchaser and Purchaser’s Environmental Consultant at all times during Purchaser’s Environmental Review.  With respect to any samples taken in connection with Purchaser’s Environmental Review, Purchaser shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Purchaser hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) arising out of or relating to Purchaser’s Environmental Review.

(b)
Unless otherwise required by applicable law, Purchaser shall (and shall cause Purchaser’s Environmental Consultant to) treat confidentially any matters revealed by Purchaser’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Purchaser shall not (and shall cause Purchaser’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Unless otherwise required by law, Purchaser may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Purchaser, Purchaser’s Environmental Consultant, or any Third Party to whom Purchaser has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Purchaser shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Purchaser shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Purchaser shall provide copies of the Environmental Information to Seller without charge.

Section 4.02                            Environmental Definitions.

(a)
Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that constitutes a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located.  Environmental Defect shall not be deemed to include an environmental condition disclosed in writing to Purchaser prior to the execution of this Agreement and agreed to by Purchaser.

(b)
Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)
Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

Article V

Representations and Warranties of Seller

Seller represents and warrants to Purchaser which representations and warranties shall survive closing that:

Section 5.01                            Seller’s Existence.  Seller is a corporation, duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas.  Seller has full legal power, right and authority to carry on its business as such is now being conducted.  Seller’s headquarters and principal offices are located in the State of Texas.

Section 5.02                            Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision Seller’s governing documents;

(b)	except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which a Seller is a party or by which a Seller is bound; or

(c)	any judgment, order, ruling or decree applicable to a Seller as a party in interest or any law, rule or regulation applicable to a Seller.

Section 5.03                            Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 5.04                            Brokers.  No Broker or finder has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Purchaser have or will have any liabilities or obligations (contingent or otherwise).

Section 5.05                            Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller.  The term "Knowledge" shall mean with respect to Seller, the actual knowledge of Seller's current personnel with a supervisory, or higher, level.

Section 5.06                            Suits.  Except the Signa Lawsuithere is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller or any affiliate of Seller or the Assets that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets except as shown on Schedule 5.06.

Section 5.07                            Royalties.  To Seller’s Knowledge, all rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been paid in all material respects, except those amounts in suspense. Except as set forth on Schedule 5.07, Seller has not received any written demand regarding improper royalty payments relating to the Subject Interests that has not been resolved.

Section 5.08                            Taxes.  To each Seller’s Knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects.

Section 5.09                            Contracts.  To Seller’s Knowledge, except for Vendor Debt, (a) all material Contracts are in full force and effect, and (b) Seller is not in default with respect to any of its material obligations thereunder.

Section 5.10                            Liens and Liabilities Existing on or before Effective Date.  Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances. Seller shall remain responsible for and indemnify Purchaser against any liabilities associated with the Assets which existed on or before the Effective Date of Closing.

Section 5.11                            No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws, limited liability company agreement or other governing documents of Seller; (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party or is subject; (iii) result in a material default under the terms, conditions or provisions of any Asset (or of any material agreement, instrument or obligation relating to or burdening any Asset); or (iv) subject to the limitations contained in Section 4.1(c), violate in any material respect or be rendered void or ineffective under any Law or any judgment, order or decree of a Governmental Authority; provided that the representations and warranties contained in clauses (ii), (iii) and (iv) of this Section 4.1(d) are subject to the matters expressly described and set forth in Schedule 5.11 and the exceptions set forth in clauses (i) and (ii) of Section 4.1(e).

Section 5.12                            Compliance With Laws.  Except as set forth on Schedule 5.12 Seller is not in violation in any material respect of any Law applicable to the Assets. This Section 5.12 does not apply to environmental matters (for which Section 5.13 is applicable).

Section 5.13                            Environmental Matters.  Except as set forth on Schedule 5.13, no written notice, demand or complaint has been received by Seller from any Governmental Authority with respect to any material violation of any Environmental Law applicable to the Assets and that there are no Environmental Defects as of the Closing Date.

Section 5.14                            Commitments, Abandonments or Proposals.  Except as set forth in Schedule 5.14 and Exhibit D, to Seller’s knowledge, (1) Seller has incurred no expenses, and has made no commitments to make expenditures (including Seller has not entered into any agreements that would obligate Purchaser to make expenditures), in connection with the ownership or operation of the Assets after the Effective Time, other than routine expenses incurred in connection with the ownership and normal operation of the Assets; (2) Seller has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal or better condition, suitability and value) on the Subject Interests since the Effective Time; and (3) no proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back or rework existing wells, or to conduct other operations for which consent is required under the applicable operating or unitization agreement, or to conduct any other operations other than normal operation of existing wells on the Subject Interests, or to abandon any wells, on the Subject Interests.

Section 5.15                            Well Status.  Except as set forth on Schedule 5.15, and except to the extent as would not have a material impact on the value, use or operation of the Assets, to Seller’s knowledge, there are no wells located on the Subject Interests that: (a) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Regulatory Authority having jurisdiction over the Subject Interests or (b) have been temporarily abandoned but not yet plugged and abandoned.

Section 5.16                            State and Federal Leases.  To Seller’s knowledge, all state and federal lease accounts, with respect to state and federal leases included in the Assets, are current and all payments required thereunder have been made.

Section 5.17                            Taxes.  Seller has timely filed or caused to be filed all federal, state, local and foreign Tax and information returns required under the Law of such jurisdictions. All Taxes (other than those being contested in good faith for which adequate provisions will be made) shown on said returns to be due and additional assessments received prior to the date hereof that are due and payable have been paid.

Section 5.18                            Sales Agreements.  Except as set forth on Schedule 5.18, (i) all crude oil and condensate sales arrangements and division orders relating to the Properties have index price or other market-sensitive price terms and may be terminated by Purchaser upon not more than 92 days’ notice without penalty or detriment to Purchaser; and (ii) to Seller’s knowledge, Seller has not received at any time nor is Seller obligated to receive any advance, take-or-pay or other similar payments under production sales contracts that entitle the  purchasers thereunder to recoup or otherwise receive deliveries of oil, gas or other hydrocarbons at any time on or after the Effective Time without payment therefor.

Section 5.19                            Wells. To Seller’s knowledge, (i) all of the wells in which Seller has an interest by virtue of its ownership in the Assets have been drilled and completed within the boundaries of the related Subject Interest or within the limits otherwise permitted by contract, pooling or unit agreement, and by Law, and (ii) all drilling and completion of the wells included in each Subject Interest and all development and operations on such Subject Interest are being conducted in compliance in all material respects with all applicable Laws and permits, and judgments, orders and decrees of any Governmental Authority. To Seller’s knowledge, no well included on any Subject Interest is subject to material penalties on allowables after the date hereof because of any overproduction or any other violation of applicable Laws or permits or judgments, orders or decrees of any Governmental Authority that would prevent in any material respect such well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any Governmental Authority. Notwithstanding anything herein provided to the contrary, this Section 5.19 does not apply to environmental matters (for which Section 5.13 is applicable).

Section 5.20                            Imbalances.  There are no wellhead or pipeline imbalances and there will be none as of the Closing Date.

Section 5.21                            Insurance.  Schedule 5.21 sets forth Seller’s insurance coverages on the Assets and the operation thereof. The insurance coverages set forth in Schedule 5.21 are in full force and effect and Seller has paid all premiums associated therewith on a timely basis. To Seller’s knowledge, there have been no actions or omissions by Seller which violate the terms of Seller’s insurance coverages set forth on Schedule 5.21.

Article VI

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller which representations and warranties shall survive closing that:

Section 6.01                            Purchaser’s Existence.  Purchaser is a corporation, duly organized and validly existing under the laws of Delaware and is qualified to conduct business in the State of Texas.  Purchaser has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Purchaser’s headquarters and principal offices are all located in the State of Texas.

Section 6.02                            Legal Power.  Purchaser has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Purchaser’s other governing documents;

(b)	any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound; or

(c)	any judgment, order, ruling or decree applicable to Purchaser as a party in interest or any law, rule or regulation applicable to Purchaser.

Section 6.03                            Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

Section 6.04                            Brokers.  No Broker or finder has acted for or on behalf of Purchaser or any affiliate of Purchaser in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any affiliate of Purchaser for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05                             Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Purchaser threatened against Purchaser or any affiliate of Purchaser.

Section 6.06                            Suits.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser or any affiliate of Purchaser that has materially affected or will materially affect Purchaser’s ability to consummate the transactions contemplated herein.

Section 6.07                            Qualifications.  Purchaser is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own its interest in the Assets.

Section 6.08                            Investment.  Prior to entering into this Agreement, Purchaser was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.  Purchaser is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.  Purchaser understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Article VII

Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01                            Representations.  The representations and warranties of Purchaser herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date which representations and warranties shall survive Closing.

Section 7.02                            Performance.  Purchaser shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03                            Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04                            Purchase Price.  Purchaser shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05                            Execution and Delivery of the Closing Documents.  Purchaser shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.05.

Section 7.06                            Consents and Preferential Rights to Purchase.  Subject to Section 3.07 and 3.08, all appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Article VIII

Purchaser’s Conditions to Close

The obligations of Purchaser to consummate the transaction provided for herein are subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01                            Representations.  The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date which representations and warranties shall survive closing.

Section 8.02                            Performance.  Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03                            Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04                            Execution and Delivery of the Closing Documents.  Seller shall have executed, acknowledged and delivered, as appropriate, to Purchaser all closing documents described in Section 10.04.

Section 8.05                            Consents and Preferential Rights to Purchase.  Subject to Section 3.07 and 3.08, all appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Section 8.06                            Unilateral Right of Purchaser to Terminate.  If Purchaser determines in its sole discretion that it is dissatisfied with the proposed transaction, then Purchaser may elect to terminate this Agreement without any other reason anytime before Closing.

Article IX

Tax Matters

Section 9.01                            Transfer Taxes.  All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Purchaser.

Section 9.02                            Ad Valorem and Similar Taxes.  Ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Purchaser as of the Effective Time.  Seller shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Purchaser shall assume responsibility for the period of time from and after the Effective Time.

Article X

The Closing

Section 10.01                            Time and Place of the Closing.  If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Sections 3.04, 4.03 or 10.02, the transactions contemplated by this Agreement (the “Closing”) shall take place at a location mutually acceptable between the Purchaser and Seller on or before July 15, 2014 (the “Closing Date”). The Effective Time shall be April 1, 2014.

Section 10.02                            Actions of Seller at the Closing.  At the Closing, Seller shall:

(a)
execute, acknowledge and deliver to Purchaser the Assignment (as defined in Exhibit C of this Agreement) and such other instruments (in form and substance mutually agreed upon by Purchaser and Seller) as may be reasonably necessary to convey the Assets to Purchaser;

(b)	execute, acknowledge and deliver to Purchaser division orders for Purchaser’s interest in the Assets and the joint operating agreements for the Leases;

(c)	execute and deliver to Purchaser an affidavit attesting to its non-foreign status;

(d)
execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby including the agreement of Seller not to compete with Purchaser in any acreage covered by the Seismic Data.

Section 10.03                            Actions of Purchaser at the Closing.  At the Closing, Purchaser shall:

(a)	deliver to Seller the release of Seller from the Macquarie Bank debt;

(b)
execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby including the division orders and joint operating agreements in existence for the Leases including an Assumption of the Vendor Debt and a non exclusive usage license for the seismic data.

Article XI

Termination

Section 11.01                            Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller on the Closing Date if the conditions set forth in Article VII have not been satisfied in all material respects by Purchaser or waived by Seller in writing by the Closing Date;

(c)	by Purchaser on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Seller or waived by Purchaser in writing by the Closing Date;

(d)	by Seller if the Closing shall not have occurred on or before July 15, 2014 through no fault of the Seller;

(e)
by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(f)	by Purchaser if it is dissatisfied with acquisition as determined by Purchaser in its sole discretion with no reason being required;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b) or (c) or (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02                            Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except for the rights of Purchaser as set forth in Section 11.03 for a termination based on Section 11.01(c), this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement except for the rights of Purchaser under Section 13.01(i) and provided that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03                            Termination Damages.  If all conditions precedent to the obligations of Purchaser to close as set forth in Article VII have been met and the transactions contemplated by this Agreement are not consummated on the Closing Date because of the failure of Seller to perform any of its material obligations hereunder or the breach of any representation herein by Seller, then in such event, Purchaser shall have the option to (1) enforce specific performance or (2) elect to be paid (a) $250,000 by Seller as liquidated damages and (b) the amounts advanced by Purchaser for the installation of the artificial lift system and lease delay rentals as provided in Section 13.01, with (a) and (b) as Purchaser’s sole and exclusive remedies for such default, all other remedies being expressly waived..  Purchaser and Seller acknowledge and agree that (i) Purchaser’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that $250,000 is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

Section 11.04                            Attorneys’ Fees, Etc.  If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XII

Post Closing Obligations

Section 12.01                            Allocation of Expense and Revenues.

(a)
Provided that the Closing occurs, appropriate adjustments shall be made between Purchaser and Seller so that (i) Purchaser will receive all proceeds from sales of Hydrocarbons  that have not been distributed to Seller from Operator and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether Seller or an affiliate of Seller serves as operator prior to the Closing), and (ii) Seller will receive an adjustment for all sales of Hydrocarbons that are sold, produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time.

(b)
In addition to the foregoing, the Seller will be paid (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid costs relate to periods of time after the Effective Time, and (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date.

(c)
In addition to the foregoing, the Purchaser will be paid (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Purchaser’s ownership before and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Purchaser has assumed responsibility under Section 14.02.

(d)
All estimated amounts due under this Section 12.01 will be calculated and provided to Purchaser two (2) Business Days prior to Closing as a Pre-Closing Statement to be used at Closing subject to Purchaser’s right to object to specific amounts.

Section 12.02                            Final Accounting Statement.

(a)
On or before sixty (60) days after the Closing Date, Seller shall prepare and deliver to Purchaser a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01.  To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Accounting Statement. Seller shall provide Purchaser such data and information as Purchaser may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Purchaser to perform or cause to be performed an audit.  The Accounting Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Purchaser (the “Final Settlement Date”) unless Purchaser gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b)
Within two (2) Business Days after the Final Settlement Date, Seller shall pay to Purchaser or Purchaser shall pay to Seller in immediately available funds the net amount due.  For purposes of this Agreement, the term “Final Statement” shall mean (i) the revised Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 12.03                            Further Cooperation.  Seller and Operator shall make the Records available to be copied by Purchaser at the offices of Seller during normal business hours within five (5) Business Days after the later of the Closing or the end of the Transition Period (as defined in Section 13.06) to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain originals of any of the Records and the rights granted under Section 17.03.

After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Purchaser and to accomplish the orderly transfer of the Assets to Purchaser in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII

Operation of the Assets

Section 13.01                            Operations after Effective Time. Seller agrees, from and after the date hereof until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Purchaser, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

(a)	operate the Assets in the usual, regular and ordinary manner consistent with past practice;

(b)	maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(c)	not plug or abandon any well located on the Assets without Purchaser’s prior written consent;

(d)
not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; and

(e)
preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Assets, save and except those that expire from primary terms.

(f)	submit to Purchaser for prior written approval, all requests for operating or capital expenditures relating to the Assets that involve individual commitments of more than $40,000, and

(g)
use commercially reasonable efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for Purchaser on and after the Closing Date; and

(h)
maintain all insurance currently maintained by Seller with respect to the Assets and waive any rights of subrogation against Purchaser with respect thereto and, upon the request of Purchaser, cause Purchaser to be named as an additional insured thereunder (except with respect to any such Workers’ Compensation Insurance) for the period commencing on the date of the execution of this Agreement through the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 11.01 and cause the insurance underwriters to provide a waiver of subrogation against Purchaser with respect thereto; provided, however, that all costs and expenses associated with the naming of Purchaser as an additional insured thereunder shall be borne by Purchaser.

(i)
Purchaser hereby consents to the nominated installation of an artificial lift system on the Rosewood Plantation 21-H well. Expenditure for such operation is expected to occur prior to closing hereunder. Purchaser makes a binding commitment to pay Seller’s share of costs associated with such operation. Additionally, Purchaser agrees to pay Seller’s share of lease delay rentals which are due before Closing. Buyer’s maximum commitment for the artificial lift system and lease delay rentals is $260,000. In the unlikely event that such payment has been made and the parties fail to close under this Agreement for any reason other than Purchaser’s election under Section 11.01(f), Purchaser shall be reimbursedfrom a block of unrestricted shares of Pryme Energy Limited equivalent in value to  the amounts advanced by Purchaser using a VWAP share price. In the event the sole reason for the transaction not closing is the election by Purchaser under 11.01(f0 that it is dissatisfied with acquisition as determined by Purchaser in its sole discretion with no reason being required, Purchaser shall receive no consideration for the amounts advanced by Purchaser.

(j)
Due to the complications of obtaining the consent of the other working interest owners for a comprehensive work over of the Deshotel’s 20-H well, Purchaser’s workover plans, upon closing hereunder, may be limited to, initially, acidization and/or installation of an artificial lift system. At Purchaser’s request, Seller agrees to nominate Purchaser’s plan for the Deshotels 20-H well with the final vote scheduled to occur before the closing hereunder.

Section 13.02                            Limitations on the Operational Obligations and Liabilities of Seller.  From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Seller shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.  Purchaser acknowledges that Seller owns undivided interests in some or all of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article XIII.

Section 13.03                            Operation of the Assets After the Closing.  Purchaser or its nominee shall take over operations of the Assets pursuant to the terms of the operating agreements effective upon Closing.

Section 13.04                            Casualty Loss.

(a)
Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the date of this Agreement until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b)
If after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.04(c).

(c)
Notwithstanding Section 13.04(a), in the event of any loss described in Section 13.04(b), at the Closing, Seller shall pay to Purchaser all sums paid to Seller by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Purchaser all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking. Notwithstanding anything to the contrary in this Section 13.04, Seller shall maintain any currently existing insurance coverage with respect to any of the Assets.

Article XIV

Obligations and Indemnification

Section 14.01                            Retained Obligations.  Provided that the Closing occurs, Seller shall retain (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time; (c) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time retained by Seller under Section 9.02; (e) environmental liabilities incurred prior to the Effective Time  (collectively, the “Retained Obligations”). This Section does not modify or limit the liability or obligations of Seller under Section 15.03

Section 14.02                            Seller’s Indemnification – Third Party Non-Environmental Claims.  Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Purchaser, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Purchaser Indemnitees”) from and against any and all Third Party non-environmental claims relating to Seller’s ownership or operation of the Assets prior to the Effective Time or as a result of, arising out of, or related to the Retained Obligations.

Section 14.03                            Seller’s Indemnification – Third Party Environmental Claims.  Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Purchaser, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the Purchaser Indemnitees) from and against any and all Third Party environmental claims relating to Seller’s ownership or operation of the Assets prior to the Effective Time or as a result of, arising out of, or related to the Retained Obligations.

Section 14.04                            Notices and Defense of Indemnified Matters.  Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.

Article XV

Limitations on Representations and Warranties

Section 15.01                            Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER. SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO PURCHASER, AND PURCHASER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS PURCHASER DEEMS APPROPRIATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02                            Independent Investigation.  Purchaser represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Seller or any other person or entity.

Section 15.03                            Survival.  The representations, warranties, covenants and obligations of Seller and Purchaser under this Agreement shall indefinitely survive the Closing.

Article XVI

Dispute Resolution

Section 16.01                            General.  Any and all claims, Disputes, controversies or other matters in question arising out of or relating to title issues, environmental issues, or calculation of the Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02                            Senior Management.  If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of five (5) days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Purchaser shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than ten (10) days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of five (5) days after such meeting, or if such meeting has not occurred within fifteen (15) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03                            Dispute by Independent Expert.

(a)
Each Party shall have the right to submit Disputes regarding title issues, environmental issues, or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b)
Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Texas Arbitration Act and the Rules of the American Arbitration Association to the extent such Rules do not conflict with such Texas Arbitration Act or the provisions of this Agreement The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)	The charges and expenses of the arbitrator shall be shared equally by Seller and Purchaser.

(d)	Any arbitration hearing held pursuant to Section 16.03 shall be held in Houston, Texas

Section 16.04                            Limitation on Arbitration.  ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND PURCHASER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII

Miscellaneous

Section 17.01                            Names.  As soon as reasonably possible after the Closing, but in no event later than 45 days after the Closing, Purchaser shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 17.02                            Expenses.  Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.03                            Entire Agreement.  This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.04                            Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.05                            Publicity.  Neither Seller nor Purchaser will issue any public announcement or press release concerning this transaction without the written consent of the other Party (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release).

Section 17.06                            Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.07                            No Third Party Beneficiaries.  Except as provided in Sections 14.04 and 14.05, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.08                            Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives.

Section 17.09                            Governing Law.  This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.  The Parties agree to venue in Harris County, Texas.

Section 17.10                            Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Seller and Purchaser set forth below. Any such notice shall be effective only upon receipt.

Purchaser:

Willow Creek Enterprises Inc.
P.O. Box 456
Pacific Palisades, CA 90272

Attention:  Larry L. Eastland, Ph. D.
Facsimile: 208-342-8888

Seller:

Pryme Oil and Gas LLC
3500 Washington, Avenue, Suite 200
Houston, Texas 77007

Attention: Ryan Messer
Facsimile: 713-401-9806

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.11                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.12                            Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.13                            Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first set forth above.

[remainder of page left blank intentionally]

SELLER:

Pryme Oil and Gas LLC

By:_____________________
Ryan Messer, President

PURCHASER:

Willow Creek Enterprises Inc.

By:________________________
Larry L. Eastland, Ph. D., Chairman

Additional signatory as the provision of Section 13.01(i) only:

Pryme Energy Limited

By:_____________________________

EXHIBIT A

SUBJECT INTERESTS

Attached hereto and made a part of that certain Sale and Purchase Agreement between Pryme Oil and Gas LLC, as Seller, and Willow Creek Enterprises Inc., as Purchaser

Leases described by the following Memorandums and all amendments to such leases:

EXHIBIT B

WELLS AND INTERESTS

Attached hereto and made a part of that certain Sale and Purchase Agreement between Pryme Oil and Gas LLC, as Seller, and Willow Creek Enterprises Inc., as Purchaser

Total Well and Lease Interests From Seller Delivered to Purchaser

API	Field	Well Name & No.	Status	Classification	WI	RI	Comments

EXHIBIT C

ASSIGNMENT AND BILL OF SALE

Attached hereto and made a part of that certain Sale and Purchase Agreement between Pryme Oil and Gas LLC, as Seller, and Willow Creek Enterprises Inc., as Purchaser

THIS ASSIGNMENT AND BILL OF SALE (this “Assignment”), effective as of 9:00 a.m. on April 1, 2014 (the “Effective Time”), is made by Pryme Oil and Gas, (the “Assignor”), whose address is 3500 Washington Ave., Suite 200, Houston, Texas 77007 to Willow Creek Enterprises Inc., a Delaware corporation (the “Assignee”), whose address is 175 Great Neck Road, Suite 403, Great Neck, NY 11021.

ARTICLE I

Granting and Habendum

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, the working interests and net revenue interests set forth in Exhibit B in the oil and gas leases set forth in Exhibit A and the working interest set forth in Exhibit B in the rights, personal property and fixtures associated with the oil and gas leases as set forth below.  The term “Assets” shall mean the working interests and net revenue interests set forth in Exhibit B in the oil and gas leases set forth in Exhibit A and the working interest set forth in Exhibit B in the rights, personal property and fixtures associated with the oil and gas leases as set forth below:

(a)           the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”), assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)           all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)           to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (“Easements”), including, without limitation, the Easements described on Exhibit A;

(d)           to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used solely in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interest have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B to the Purchase Agreement described below, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)           to the extent assignable or transferable, all contracts, agreements and other arrangements that relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar agreements (collectively, the “Contracts”);

(f)           to the extent assignable or transferable, all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, and correspondence, that relate to the foregoing interests in the possession of, and maintained by, Assignor (collectively, the “Records”); and

(g)           All seismic data relating to the Leases (the Seismic Data), more specifically known as the  Turner Bayou 3D dataset, plus all 2D seismic lines (including all raw, processed and interpreted data and reports)  and to the extent transferable, licenses to Seller’s complete data library pertaining to the Assets including but not limited to geologic, geophysical, geochemical, engineering, financial, prior drilling and production histories, legal and cultural information, reports, studies and data accumulated by Seller in the acquisition and development of the Assets

(h)           NOTWITHSTANDING THE FOREGOING, the Assets shall not include, and there is excepted, reserved and excluded from the assignment contemplated hereby (collectively, the “Excluded Assets”): (i) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (ii) all claims and causes of action of Assignor (A) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (B) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (C) with respect to any of the other Excluded Assets; (iii) all rights and interests of Assignor (A) under any policy or agreement of insurance or indemnity, (B) under any bond, or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (iv) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons; (v) all claims of Assignor for refunds of or loss carry forwards with respect to (A) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes, or (C) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement; (vi) all amounts due or payable to Assignor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time; (vii) all proceeds, income or revenues (and any security or other deposits made) attributable to (A) the Assets for any period prior to the Effective Time, or (B) any other Excluded Assets; (viii) all vehicles, personal computers and associated peripherals and all radio, and telephone and other communication equipment; (ix) all of Assignor’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (x) all of Assignor’s rights and interests in geological and geophysical data which cannot be transferred without the consent of or payment to any Third Party; (xi) all documents and instruments of Assignor that may be protected by an attorney-client privilege; (xii) data and other information that cannot be disclosed or assigned to Assignee as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Assignor; (xiii) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets; (xiv) suspense accounts related to the Assets; and (xv) all corporate, partnership, income tax and financial records of Assignor.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject to the matters set forth herein.

ARTICLE II

 Warranty of Title and Disclaimers

Section 2.01 Warranty of Title. Seller hereby agrees to warrant and defend title to the Assets unto Purchaser and its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, subject, however, to the Permitted Encumbrances (as such term is defined in the Purchase Agreement described below) and the other matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Purchaser, and Purchaser’s successors and assigns in all or part of the Assets.

Section 2.02                      Disclaimer. ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS; (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR.NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ASSIGNMENT, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW,  IT BEING THE EXPRESS INTENTION OF ASSIGNEE AND ASSIGNOR THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO ASSIGNEE, AND ASSIGNEE SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND ASSIGNEE REPRESENTS TO ASSIGNOR THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS ASSIGNEE DEEMS APPROPRIATE. ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE III

Miscellaneous

Section 3.01 Construction. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Section 3.02 No Third Party Beneficiaries. Nothing in this Assignment shall provide any benefit to any Third Party or entitle any thirty party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties hereto that this Assignment shall otherwise not be construed as a Third Party beneficiary contract.

Section 3.03 Assignment. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.04 Governing Law. This Assignment, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 3.05 Counterpart Execution. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

Section 3.06 Recording. To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Assets located in that county. In addition to filing this Assignment, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 3.07 Purchase Agreement. This Assignment is subject to all of the terms and conditions of the Sale and Purchase Agreement dated May ___, 2014 by and between Assignor and Assignee (the “Agreement”).

IN WITNESS WHEREOF, this Assignment is executed by the parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR: PRYME OIL AND GAS LLC By: Name: Ryan Messer Title: President
ASSIGNEE: WILLOW CREEK ENTERPRISES INC. By: Name: Larry L. Eastland, Ph. D. Title: Chairman

[Insert Acknowledgments]

EXHIBIT D

2014 BUDGET FOR INSTALLATION OF ARTIFICIAL LIFT SYSTEM ON THE ROSEWOOD PLANTATION 21-H WELL

Attached hereto and made a part of that certain Sale and Purchase Agreement between Pryme Oil and Gas LLC, as Seller, and Willow Creek Enterprises Inc., as Purchaser